Exhibit 99.1

Contacts:

Stephanie Ascher, Stern Investor Relations, Inc., (212) 362-1200, stephanie@sternir.com

Martina Schwarzkopf, Ph.D., Russo Partners, (212) 845-4292, martina.schwarzkopf@russopartnersllc.com

Tony Russo, Ph.D., Russo Partners, (212) 845-4251, tony.russo@russopartnersllc.com

FOR IMMEDIATE RELEASE:

Endocyte Reports First Quarter Financial Results and Provides Clinical Update

- Independent DSMB Recommends to Stop Phase 3 PROCEED Trial for Futility Following Interim Analysis -

- Endocyte Initiates Phase 1 Trial of PSMA-Targeted Tubulysin SMDC (EC1169) in Prostate Cancer Following FDA Acceptance of IND -

- Conference Call Today at 8:30 a.m. EDT -

West Lafayette, Ind., May 2, 2014 – Endocyte, Inc. (NASDAQ Global Market: ECYT), a leader in developing targeted small molecule drug conjugates (SMDCs) and companion imaging agents for personalized therapy, today announced financial results for the first quarter ending March 31, 2014, and provided a clinical update.

“We were surprised and disappointed to learn of the independent Data Safety Monitoring Board (DSMB) recommendation to stop the Phase 3 PROCEED trial in platinum-resistant ovarian cancer (PROC),” said Ron Ellis, Endocyte's president and chief executive officer. “We are reviewing and validating the data in collaboration with Merck in order to gain a better understanding of the interim trial results and make our formal decision regarding the execution of the trial. The DSMB recommendation is based on the outcome of the progression-free survival (PFS) efficacy measure specified for this interim analysis. The DSMB did not identify any safety concerns for the patients enrolled in the trial. We also are continuing to monitor the results of the TARGET trial in non-small cell lung cancer (NSCLC), particularly the overall survival results, which as previously announced, demonstrated initially positive trends in favor of the combination therapy arm.”

Mr. Ellis continued, “We remain confident in our SMDC platform and are fortunate to have several SMDCs with highly potent warheads in development. Furthermore, we are in a strong financial position to continue to advance our promising clinical programs. The initiation of the Phase 1 trial of our proprietary SMDC targeting prostate-specific membrane antigen (PSMA), EC1169, will allow us to explore a new target with our potent tubulysin cytotoxic warhead. In addition, our Phase 1 trial of EC1456, which continues to progress well, provides an additional opportunity to target the folate receptor, which is expressed on many different cancer types. EC1456’s drug payload tubulysin, has demonstrated curative activity in preclinical models that were resistant to paclitaxel, cisplatin as well as vintafolide (with its drug payload vinblastine).”

Recent Highlights

  Phase 2b TARGET trial results, evaluating vintafolide/docetaxel combination in non-small cell lung cancer (NSCLC), met the primary endpoint of improved progression free survival (PFS) and demonstrated initial positive trends in secondary endpoints of overall survival and response rate.
  Phase 1 trial initiated in prostate cancer for EC1169, a PSMA-targeted tubulysin therapeutic, following FDA acceptance of IND.
  Equity offering of 5.175 million shares for net proceeds of $101.8 million completed on April 2, 2014.

Upcoming Expected Milestones

•	Full results of Phase 2b TARGET trial, including latest overall survival data, to be presented at an upcoming medical conference in 2014.
•	Updates on Phase 1 progress for proprietary pipeline agents, EC1456, a folate-targeted tubulysin agent, and EC1169, a PSMA-targeted tubulysin agent.

First Quarter 2014 Financial Results

Endocyte reported a net loss of $3.1 million, or $0.09 per basic and diluted share, for the first quarter of 2014, compared to a net loss of $3.9 million, or $0.11 per basic and diluted share, for the same period in 2013.

Revenue was $17.3 million for the first quarter of 2014 associated with the collaboration with Merck. Of this revenue, $14.9 million related to the amortization of the upfront license payment, milestones and reimbursable expenditures occurring prior to the first quarter of 2014. The remaining $2.4 million of revenue related to amortization of reimbursable expenditures incurred during the first quarter of 2014.

Research and development expenses were $13.0 million for the first quarter of 2014, compared to $12.3 million for the same period in 2013. The increase was driven by costs associated with the increased number of patients active in the PROCEED trial, as well as increased development costs related to the expansion and advancement of the preclinical pipeline and increased compensation expense, partially offset by decreases in patients active in the TARGET trial and manufacturing costs for vintafolide, which have been transitioned to Merck. Adjusted research and development expenses were $9.8 million for the first quarter of 2014, net of the $3.2 million current period expenses reimbursable by Merck referred to above.

General and administrative expenses were $7.5 million for the first quarter of 2014, compared to $6.3 million for the same period in 2013. The increase in expenses was attributable to non-cash equity compensation and EU launch preparations, including an increase in compensation expenses. Merck funds all patent expenses for vintafolide under the companies’ collaboration agreement. Adjusted general and administrative expenses were $7.4 million for the first quarter of 2014, net of the $0.1 million current period expenses reimbursable by Merck referred to above.

Cash, cash equivalents and investments were $131.5 million at March 31, 2014, compared to $148.9 million at December 31, 2013, and $185.9 million at March 31, 2013. Net cash outflow from operations for the first quarter of 2014 was $17.4 million compared to $10.3 million in the fourth quarter of 2013 and $15.5 million in the first quarter of 2013. In April 2014 the company closed an equity offering yielding net proceeds of $101.8 million. On a pro forma basis, including this financing, the balance of cash, cash equivalents and investments was $233.3 million.

2

Mike Sherman, chief financial officer of Endocyte, commented, “Following the completion of the Phase 3 PROCEED trial, under the collaboration agreement, Merck will determine and be financially responsible for the ongoing development of vintafolide. As a result, our development focus and financial resources will shift to our proprietary agents, through which we can evaluate both alternative warheads and alternative targets. We are in a strong financial position to advance our next proprietary candidates through clinical development in multiple cancers.”

Conference Call

Endocyte management will host a conference call today at 8:30 a.m. EDT.

U.S. and Canadian participants: (877) 845-0711

International: (760) 298-5081

A live, listen-only webcast of the conference call may also be accessed by visiting the Investors & News section of the Endocyte website, www.endocyte.com.

A replay of the call will be available beginning at 11:30 a.m. EDT on May 2, until midnight EDT on May 8, 2014. To access the replay, please dial (855) 859-2056 (U.S./Canada) or (404) 537-3406 (International) and reference the conference ID34263224. Additionally, the webcast will be recorded and available on the company's website for two weeks following the call.

Note on Non-GAAP Financial Measures

As used in this press release, the term “adjusted research and development expenses” and “adjusted general and administrative expenses” are financial measures not expressly recognized by accounting principles generally accepted in the United States, or GAAP. These measures are net of the amounts reimbursable during a period by Merck pursuant to the collaboration agreement for vintafolide which for U.S. GAAP purposes are ultimately recorded as revenue. A reconciliation of these non-GAAP measures to the most directly comparable measures computed in accordance with GAAP is included in the financial tables below. The balance of cash, cash equivalents and investments on a pro forma basis is also a financial measure not recognized by U.S. GAAP. Endocyte provides these non-GAAP financial measures to enhance comparability with prior periods and uses it as a basis for guidance regarding future operations.

Website Information

Endocyte routinely posts important information for investors on its website, www.endocyte.com, in the “Investors & News” section.  Endocyte uses this website as a means of disclosing material, non-public information and for complying with its disclosure obligations under Regulation FD.  Accordingly, investors should monitor the “Investor & News” section of Endocyte’s website, in addition to following its press releases, SEC filings, public conference calls, presentations and webcasts.  The information contained on, or that may be accessed through, Endocyte’s website is not incorporated by reference into, and is not a part of, this document.

3

About Endocyte

Endocyte is a biopharmaceutical company and leader in developing targeted therapies for the treatment of cancer and other serious diseases. Endocyte uses its proprietary technology to create novel SMDCs and companion imaging agents for personalized targeted therapies. The company’s SMDCs actively target receptors that are over-expressed on diseased cells, relative to healthy cells. This targeted approach is designed to enable the treatment of patients with highly active drugs at greater doses, delivered more frequently and over longer periods of time than would be possible with the untargeted drug alone. The companion imaging agents are designed to identify patients whose disease over-expresses the target of the therapy and who are therefore more likely to benefit from treatment. For additional information, please visit Endocyte’s website at www.endocyte.com.

Forward Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the potential regulatory approval and commercial launch of products, the success of the Merck collaboration, the initiation of future clinical trials, the enrollment period for and availability of data from ongoing and future clinical trials, the timing of future presentation of data at medical conferences, and the company's timeline for seeking regulatory approval to initiate clinical trials for new compounds. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks that the company may experience delays in the completion of its clinical trials (whether caused by competition, adverse events, patient enrollment rates, shortage of clinical trial materials, regulatory issues or other factors); risks that data from its clinical trials may not be indicative of subsequent clinical trial results; risks related to the safety and efficacy of the company’s product candidates; the goals of its development activities; estimates of the potential markets for its product candidates; estimates of the capacity of manufacturing and other facilities required to support its product candidates; projected cash needs; and expected financial results. More information about the risks and uncertainties faced by Endocyte, Inc. is contained in the company’s periodic reports filed with the Securities and Exchange Commission. Endocyte, Inc. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

4

Endocyte, Inc.

Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended March 31,
	2013	2014

Collaboration revenue	$14,514	$17,269
Operating expenses:
Research and development	12,259	12,987
General and administrative	6,256	7,501
Total operating expenses	18,515	20,488
Loss from operations	(4,001)	(3,219)

Interest income	140	85
Interest expense	(1)	–
Other expense, net	–	(7)
Net loss	$(3,862)	$(3,141)

Net loss per share – basic and diluted	$(0.11)	$(0.09)

Comprehensive loss	$(3,901)	$(3,150)

Weighted average number of common shares used in net loss per share – basic and diluted	35,930,265	36,193,942

5

Endocyte, Inc.

Balance Sheets

(in thousands)

	As of December 31,	As of March 31,
	2013	2014
		(unaudited)
Assets
Cash, cash equivalents and investments	$148,853	$131,544
Other assets	14,005	14,936
Total assets	$162,858	$146,480

Liabilities and stockholders’ equity
Current liabilities	$13,917	$11,989
Deferred revenue, current portion	59,747	45,734
Deferred revenue, net of current portion	932	919
Other liabilities, net of current portion	33	30
Total stockholders’ equity	88,229	87,808
Total liabilities and stockholders’ equity	$162,858	$146,480

6

Endocyte, Inc.

Reconciliation of Adjusted Research and Development Expenses and Adjusted General and Administrative Expenses

(in thousands, unaudited)

	For the Three Months Ended March 31,
	2013	2014
Research and development expenses	$12,259	$12,987
Amounts reimbursable by Merck	(4,275)	(3,161)
Adjusted research and development expenses	$7,984	$9,826

General and administrative	$6,256	$7,501
Amounts reimbursable by Merck	(135)	(79)
Adjusted general and administrative expenses	$6,121	$7,422

7